Chimerix Appoints Pratik S. Multani, M.D., to Board of Directors

DURHAM, N.C., February 24, 2020 -- Chimerix (NASDAQ:CMRX), a biopharmaceutical company focused on accelerating the development of medicines to treat cancer and other serious diseases, today announced the appointment of Pratik S. Multani, M.D., to its Board of Directors, effective immediately. Dr. Multani currently serves as Chief Medical Officer of ORIC Pharmaceuticals. He replaces Jim Daly, who recently stepped down from the Board of Directors.

‘We are thrilled to welcome Pratik to our Board of Directors. His significant experience advancing oncology products from the clinic through regulatory approval will be a valuable resource as we advance DSTAT in newly diagnosed acute myeloid leukemia patients,” said Mike Sherman, President and Chief Executive Officer of Chimerix. “We also thank Jim for his considerable contribution to Chimerix over the last six years, particularly in supporting our recent re-positioning of the company, and wish him well in all of his future endeavors.”

“I am delighted to be joining the Chimerix Board of Directors at this exciting stage of the company’s development. I look forward to working with my fellow directors to guide Chimerix as we strive to bring life-saving therapies to patients battling cancer and other serious diseases,” said Dr. Multani.

Prior to joining ORIC, Dr. Multani served as Chief Medical Officer of Ignyta, which was acquired by Roche in 2017. Prior to Ignyta, Dr. Multani was Chief Medical Officer of Fate Therapeutics, and prior to that held multiple leadership positions at Kalypsys, Kanisa, and Salmedix. Dr. Multani started his biotech career at Biogen Idec, where he was involved with the development of both Zevalin and Rituxan for treatment of Non-Hodgkin Lymphoma.

Earlier in his career, Dr. Multani held academic and clinical positions at Harvard Medical School and at Massachusetts General Hospital. His postdoctoral training included a fellowship in hematology and oncology at Dana-Farber Cancer Institute and an internship and residency in Internal Medicine at Massachusetts General Hospital. Dr. Multani received an M.D. from Harvard Medical School and an M.S. in clinical epidemiology from Harvard School of Public Health.

About Chimerix
Chimerix is a development-stage biopharmaceutical company dedicated to accelerating the advancement of innovative medicines that make a meaningful impact in the lives of patients living with cancer and other serious diseases. The two clinical-stage development programs are dociparstat sodium (DSTAT) and brincidofovir (BCV).

Dociparstat sodium is a potential first-in-class glycosaminoglycan compound derived from porcine heparin that has low anticoagulant activity but retains the ability to inhibit activities of several key proteins implicated in the retention and viability of acute myeloid leukemia (AML) blasts and leukemic stem cells in the bone marrow during chemotherapy (e.g., CXCL12, selectins, HMGB1, elastase). Mobilization of AML blasts and leukemic stem cells from the bone marrow has been associated with enhanced chemosensitivity and may be a primary mechanism accounting for the observed increases in event-free survival (EFS) and overall survival (OS) in Phase 2 with DSTAT versus placebo. Randomized Phase 2 data suggest that DSTAT may also accelerate platelet recovery post-chemotherapy via inhibition of platelet factor 4, a negative regulator of platelet production that impairs platelet recovery following chemotherapy. BCV is an antiviral drug candidate in development as a medical countermeasure for smallpox. For further information, please visit the Chimerix website, www.chimerix.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include those relating to, among other things, the development of DSTAT in newly diagnosed acute myeloid leukemia patients. Among the factors and risks that could cause actual results to differ materially from those indicated in the forward-looking statements are risks that development activities related to DSTAT may not be completed on time or at all; risks that ongoing or future trials may not be successful or replicate previous trial results, or may not be predictive of real-world results or of results in subsequent trials; risks and uncertainties relating to competitive products and technological changes that may limit demand for our drugs; risks that our drugs may be precluded from commercialization by the proprietary rights of third parties; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACT:
Investor Relations:
Michelle LaSpaluto
919 972-7115
ir@chimerix.com
Will O’Connor
Stern Investor Relations
Will@sternir.com
212-362-1200

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